UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 17, 2008

TAMM Oil and Gas Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-137174	98-0377767
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 460, 734-7 Ave. SW, Calgary, AB Canada		T2P 3P8
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(403) 975-9399

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 -Other Events

As previously reported, effective December 27, 2007, TAMM Oil and Gas Corp. (“we”, “us”, or “our”) entered into share exchange agreements (the “Exchange Agreements”) with the following stockholders of Deep Well Oil & Gas Inc. (“DWOG”): LB (Swiss) Private Bank Ltd., Arthur Sulzer, and Rahn & Bodmer (collectively the “DWOG Stockholders”).  The Exchange Agreements provided that the DWOG Stockholders transfer to us an aggregate of 21,533,000 restricted shares of DWOG  held by them in exchange for an aggregate of 21,533,000 of our shares of common stock.  We received additional share exchange agreements which were submitted to us.  We never accepted or entered into those additional share exchange agreements and have determined not to accept them or any other share exchange agreements which would require us to exchange shares of our stock for shares of stock in DWOG.

Also as previously reported, as of July 1, 2008, we entered into a termination and rescission agreement with each of the DWOG Stockholders (collectively the “Termination and Rescission Agreements”) pursuant to which we and the DWOG Stockholders agreed to rescind the transactions consummated under the Exchange Agreements with the same effect as if the Exchange Agreements had never been executed and delivered and such transactions had never been consummated. The rescission was undertaken voluntarily by us and is neither an admission of any wrongdoing by us nor a waiver of any rights or remedies we have against any person (except for the DWOG Stockholders pursuant to the terms of the Termination and Rescission Agreements).

All of the shares we issued pursuant to the Exchange Agreements have now been returned to us, all of the certificates representing the shares have been cancelled, and the shares are now treasury shares. As of September 17, 2008 and giving effect to the return of such shares, we have 73,613,333 common shares outstanding and one preferred share outstanding. We have also completed the return of all of the DWOG shares and as a result own no shares of DWOG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMM Oil and Gas Corp.
(Registrant)

	By:	/s/ Wiktor Musial
Date: September 18, 2008		Wiktor Musial
	Its:	President